EXHIBIT 1.1

Nuveen Unit Investment Trust, Series 167

Reference Trust Agreement

Dated: February 7, 2017

This Reference Trust Agreement among Nuveen Securities, LLC, as Depositor, Nuveen Fund Advisors, LLC, as Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Nuveen Unit Investment Trusts, Effective for Unit Investment Trusts Investing in Equity Securities Established On and After May 10, 2016” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

Witnesseth That:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

Part I

Standard Terms and Conditions of Trust

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

Part II

Special Terms and Conditions of Trust

The following special terms and conditions are hereby agreed to:

1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

2. The fractional undivided interest in and ownership of a Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Statement of Financial Condition-Units” in the Prospectus for the Trust.

3. The aggregate number of Units described in Section 2.03(a) for a Trust is that number of Units set forth under “Statement of Financial Condition-Units” in the Prospectus for the Trust.

4. The Depositor’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus.

5. The Trustee’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus.

6. The Supervisor’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus.

7. The Evaluator’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus.

8. The name of the Standard Terms and Conditions of Trust shall be revised to be “Standard Terms and Conditions of Trust For Nuveen Unit Investment Trusts, Effective for Unit Investment Trusts Investing in Securities Established On and After May 10, 2016.”

9. Section 1.01 is hereby amended by adding the following definitions of “Equity Securities” and “Fixed Income Securities”:

“Equity Securities” shall mean any equity securities of corporations or other entities (including such securities held in American Depositary Receipt (“ADRs”) or similar form) including delivery statements related to contracts, if any, for the purchase of certain securities and cash, certified or bank check or checks or letter of credit or letters of credit sufficient in amount or availability required for such purchase, deposited in irrevocable trust and listed on Schedule A of the Trust Agreement, and any securities received in addition to, or in exchange, substitution or replacement for, such securities pursuant to Sections 2.01, 3.11 and 3.12 hereof, as may from time to time continue to be held as a part of the Trust.”

“Fixed Income Securities” shall mean debt obligations, including delivery statements relating to “when issued” and/or “regular way” contracts, if any, for the purchase of certain fixed income securities and cash, certified or bank checks or checks or letter of credit or letters of credit sufficient in amount or availability required for such purchase, deposited in irrevocable trust and listed in Schedule A of the Trust Agreement, and any obligations received in addition to, or in exchange, substitution or replacement for, such obligations pursuant to Sections 2.01, 3.11, 3.12 and 3.19 hereof, as may from time to time continue to be held as part of the Trust.

10. The definitions of “Percentage Ratio” and “Securities” in Section 1.01 is hereby amended and replaced in their entirety with the following:

“Percentage Ratio” shall mean (a) with respect to a Trust other than an Index Trust, the percentage relationship among the Securities based on the principal amount of each Fixed Income Security per Unit and the number of shares of each Equity Security per Unit compared to all Securities attributable to each Unit existing immediately prior to the related additional deposit of Securities; and (b) with respect to an Index Trust, the actual number of shares of each Security as a percent of all shares of Securities necessary to cause the Trust portfolio to replicate, to the extent practicable, the Trust’s Target Index immediately prior to any subsequent deposit of Securities. The Percentage Ratio shall be adjusted to the extent necessary, and may be rounded, to reflect the occurrence of a stock dividend, a stock split or a similar event which affects the capital structure of the issuer of a Security.

“Securities” shall mean the securities of corporations or other entities, including Contract Securities, Fixed Income Securities and Equity Securities deposited in irrevocable trust and listed in the Schedule(s) to the Trust Agreement or which are deposited in or purchased on behalf of a Trust pursuant to Section 2.01(b) hereof or as otherwise permitted hereby, and any securities received in exchange, substitution or replacement for such securities, as may from time to time continue to be held as a part of the Trusts.

11. Section 2.01(b) is hereby amended by adding the following sentence to the beginning of the second paragraph:

With respect to a non-Index Trust, the Depositor, in each case, shall ensure that each deposit of additional Securities pursuant to this Section shall be, as nearly as is practicable, in the identical ratio as the Percentage Ratio for such Securities.

12. The first paragraph of Section 3.02 is hereby amended and replaced in its entirety with the following:

Income Account. The Trustee shall collect the dividends, interest or other like cash distributions on the Securities in each Trust as such becomes payable (including all moneys representing penalties for the failure to make timely payments on the Securities, or as liquidated damages for default or breach of any condition or term of the Securities or of the underlying instrument relating to any Securities and other income attributable to a Failed Contract Security for which no Replacement Security has been obtained pursuant to Section 3.12 hereof and interest accrued but unpaid prior to the date of deposit of the Securities, if applicable, and including that part of the proceeds of the sale, liquidation, redemption, prepayment or maturity of any Fixed Income Securities or insurance payments thereon which represent interest thereon, if applicable) and credit such income to a separate account for each Trust to be known as the “Income Account.”

13. The last paragraph of Section 3.05(b)(i) is hereby amended and replaced in its entirety with the following:

Any Unitholder who does not effectively elect reinvestment in Units of his or her respective Trust pursuant to the preceding paragraph shall receive a cash distribution in the manner provided in clause (1) of the third paragraph of this subsection.

14. Section 3.06(A)(1) is hereby amended and replaced in its entirety with the following:

(1) the amount of income received on the Securities (including income received as a portion of the proceeds of any disposition of Securities) and accreted original discount on the Fixed Income Securities;

15. Section 3.07 is hereby amended and replaced in its entirety with the following:

Section 3.07 Sale of Securities. (a) If necessary, in order to maintain the sound investment character of a Trust, the Supervisor may direct the Trustee to sell, liquidate or otherwise dispose of Securities in such Trust at such price and time and in such manner as shall be determined by the Supervisor, provided that the Supervisor has determined, if appropriate, that any one or more of the following conditions exist with respect to such Securities:

(i)              that there has been a default on any of the Securities in the payment of principal, interest or dividends, after declared and when due and payable;

(ii)            that any action or proceeding has been instituted at law or equity seeking to restrain or enjoin the payment of dividends on Equity Securities, or that there exists any legal question or impediment affecting such Equity Securities or the payment of dividends from the same;

(iii)          that there has occurred any breach of covenant or warranty in any document relating to the issuer of the Securities which would adversely affect either immediately or contingently the payment of dividends from the Equity Securities or the debt service on the Fixed Income Securities, or the general credit standing of the issuer or otherwise impair the sound investment character of such Securities;

(iv)          that there has been a default in the payment of dividends, interest, principal of or income or premium, if any, on any other outstanding obligations of the issuer or guarantor of such Securities;

(v)            that the price of any Security has declined to such an extent or other such credit factors exist so that in the opinion of the Supervisor, as evidenced in writing to the Trustee, the retention of such Securities would be detrimental to the Trust and to the interest of the Unitholders;

(vi)          that all of the Securities in the Trust will be sold pursuant to termination of the Trust pursuant to Section 9.02 hereof;

(vii)        that such sale is required due to Units tendered for redemption;

(viii)      that there has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in the opinion of the Supervisor the sale or tender of the Security is in the best interest of the Unitholders;

(ix)          with respect to an Index Trust, that the Security has been removed from the Trust’s Target Index;

(x)            with respect to an Index Trust, that the Security is over-represented in the Trust’s portfolio in comparison to such Security’s weighting in the Trust’s Target Index;

(xi)          if the Trust is a Grantor Trust, that the sale of such Securities is required in order to prevent the Trust from being deemed an association taxable as a corporation for federal income tax purposes;

(xii)        if the Trust is a RIC, that such sale is necessary or advisable (A) to maintain the qualification of the Trust as a “regulated investment company” or (B) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust;

(xiii)      that as result of the ownership of the Security, the Trust or its Unitholders would be a direct or indirect shareholder of a passive foreign investment company as defined in section 1297(a) of the Code;

(xiv)       that any action or proceeding has been instituted at law or equity seeking to restrain or enjoin the payment of principal or interest, or both, on any Fixed Income Security, attacking the constitutionality of any enabling legislation or alleging and seeking to have judicially determined the illegality of the issuing body or the constitution of its governing body or officers, the illegality, irregularity or omission of any necessary acts or proceedings preliminary to the issuance of such Fixed Income Securities, or seeking to restrain or enjoin the performance by the officers or employees of any such issuing body of any improper or illegal act in connection with the administration of funds necessary for debt service on such Fixed Income Securities or otherwise; or that there exists any other legal question or impediment affecting such Fixed Income Securities or the payment of debt service on the same;

(xv)         that Fixed Income Securities are the subject of an advanced refunding. For the purposes of this Section 3.07(a)(xvi), “an advanced refunding” shall mean when refunding Fixed Income Securities are issued and the proceeds thereof are deposited in an irrevocable trust to retire the Fixed Income Securities on or before their redemption date;

(xvi)       if the Trust holds Fixed Income Securities, that as of any Record Date such Securities are scheduled to be redeemed and paid prior to the next succeeding monthly Distribution Date; provided, however, that as the result of such sale the Trustee will receive funds in an amount sufficient to enable the Trustee to include in the next distribution from the Capital Account on such next succeeding monthly Distribution Date at least $1.00 per 100 Units; or

(xvii)     that such sale is necessary for the Trust to comply with such federal and/or state securities laws, regulations and/or regulatory actions and interpretations which may be in effect from time to time.

(b)            In the event a Security is sold pursuant to Section 3.07(a)(v) as a direct result of serious adverse credit factors affecting the issuer of such Security and the Trust is a RIC, then the Depositor may, if permitted by applicable law, but is not obligated, to direct the reinvestment of the proceeds of the sale of such Security in any other securities which meet the criteria necessary for inclusion in such Trust on the Initial Date of Deposit.

(c)             In the event a Security is sold pursuant to Section 3.07(a)(ix) and the Trust is a RIC, the Depositor may direct the reinvestment of the proceeds of the sale of such Security, to the extent practicable, into any security which replaces such Security as a component of the Trust’s Target Index or, if no security so replaces such Security, into any other Securities which are under-represented in the Trust’s portfolio in comparison to their weighting in the Trust’s Target Index. In the event a Security is sold pursuant to Section 3.07(a)(x) and the Trust is a RIC, the Depositor may direct the reinvestment of the proceeds of the sale of such Security, to the extent practicable, into any other Securities which are under-represented in the Trust’s portfolio in comparison to their weighting in the Trust’s Target Index. Without limiting the generality of the foregoing, in determining whether such reinvestment is practicable, the Depositor may, but is not obligated to, specifically consider the ability of the Trust to reinvest such proceeds into round lots of a Security.

(d)            Upon receipt of a direction from the Supervisor to dispose of Securities as described in this Section 3.07, upon which the Trustee shall rely, the Trustee shall proceed to sell or liquidate the specified Securities in accordance with such direction, and upon the receipt of the proceeds of any such sale or liquidation, after deducting therefrom any fees and expenses of the Trustee connected with such sale or liquidation and any brokerage charges, taxes or other governmental charges shall deposit such net proceeds in the applicable Capital Account; provided, however, that the Trustee shall not liquidate or sell any Securities upon receipt of a direction from the Depositor pursuant to Section 3.07(a)(xvii), unless the Trustee shall receive on account of such sale or liquidation the full principal amount of such Securities, plus the premium, if any, and the interest accrued and to accrue thereon to the date of the redemption of such Securities.

The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to any such direction or by reason of the failure of the Supervisor to give any such direction, and in the absence of such direction the Trustee shall have no duty to sell or liquidate any Securities under this Section 3.07.

16. The first sentence of Section 3.09 is hereby amended and replaced in its entirety with the following:

If at any time a dividend (once due and payable) on any of the Equity Securities shall not have been paid or the principal or interest on any of the Fixed Income Securities shall be in default and not paid or provisions for payment thereof shall not have been duly made, within 30 days be in default, the Trustee shall notify the Depositor thereof.

17. The last paragraph of Section 3.14 is hereby amended and replaced in its entirety with the following:

To the extent permitted by applicable laws, rules and regulations, any moneys payable to the Evaluator, Supervisor and Depositor pursuant to this Section 3.13 shall be secured by a lien on the related Trust in favor of the Evaluator, Supervisor and Depositor, respectively, prior to the interest of Unitholders, but no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 7.04 herein. To the extent of such lien, the Trustee shall hold the assets of the Trust for the benefit of the Evaluator, Supervisor and Depositor, provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the Trust without regard to such lien.

18. Article III is hereby amended by adding the following two sections:

Section 3.20. Trustee Not Required to Amortize. Nothing in this Indenture, or otherwise, shall be construed to require the Trustee to make any adjustments between the Income and Capital Accounts of any Trust by reason of any premium or discount in respect of any of the Fixed Income Securities.

Section 3.21. Refunding Securities. In the event that an offer shall be made by an obligor of any of the Fixed Income Securities in a Trust to issue new obligations in exchange and substitution for any issue of Fixed Income Securities pursuant to a plan for the refunding or refinancing of such Fixed Income Securities, the Depositor shall instruct the Trustee in writing to reject such offer and either to hold or sell such Fixed Income Securities, except that if (A) the issuer is in default with respect to such Fixed Income Securities or (B) in the opinion of the Depositor, given in writing to the Trustee, the issuer will probably default with respect to such Fixed Income Securities in the reasonably foreseeable future, the Depositor shall instruct the Trustee in writing to accept or reject such offer or take any other action with respect thereto as the Depositor may deem proper. Any obligation so received in exchange shall be deposited hereunder and shall be subject to the terms and conditions of this Indenture to the same extent as the Fixed Income Securities originally deposited hereunder. Within five days after such deposit, notice of such exchange and deposit shall be given by the Trustee to each Unitholder of such Trust, including an identification of the Fixed Income Securities eliminated and the securities substituted therefor.

19. Sections 5.01(b) and 5.01(c) are hereby amended and replaced in their entirety with the following:

(b) During the initial offering period of a Trust (as determined by the Depositor) such Evaluation shall be made in the following manner: (i) with respect to Securities for which market quotations are readily available, such Evaluation shall be made on the basis of the current market value of such Securities; and (ii) with respect to other Securities’ such Evaluation shall be made on the basis of the fair value of such Securities as determined in good faith by the Evaluator. If the Securities are listed on a national or foreign securities exchange and market quotations of such Securities are not readily available, the market value of such Securities shall generally be based on the last available closing sale price on or immediately prior to the Evaluation Time on the exchange which is the principal market therefor, which shall be deemed to be the New York Stock Exchange if the Securities are listed thereon (unless the Evaluator deems such price inappropriate as a basis for evaluation) or, if there is no such available closing sale price on such exchange or market at the last available offer prices of the Securities. Securities not listed on the New York Stock Exchange but principally traded on the Nasdaq National Market System will be valued at Nasdaq’s official close price. If the Securities are not so listed or, if so listed and the principal market therefor is other than on such exchange, or if there is no such available sale price on such exchange or if the Evaluator determines that such price is inappropriate as a basis for evaluation, such Evaluation shall generally be based on the following methods or any combination thereof whichever the Evaluator deems appropriate: (i) in the case of Equity Securities, on the basis of the current offer price for comparable securities on the over-the-counter market (unless the Evaluator deems such price inappropriate as a basis for evaluation), (ii) on the basis of current offering prices for the Fixed Income Securities as obtained from investment dealers or brokers who customarily deal in securities comparable to those held by the Trust; (iii) if current ask or offering prices are not available for the Securities, on the basis of current ask or offering prices for comparable securities, (iv) by determining the valuation of Securities on the ask or offering side of the market by appraisal, (v) by utilizing a securities pricing service to help determine the value of each issue so long as the service uses a similar methodology to determine securities prices; or (vi) by any combination of the above. With respect to Fund Shares that are not listed on a national or foreign securities exchange, such valuations shall be made on the basis of the current net asset value of such shares as determined by the issuers of such Fund Shares. If the Trust holds Securities denominated in a currency other than U.S. dollars, the Evaluation of such Security shall be converted to U.S. dollars based on current offering side exchange rates (unless the Evaluator deems such prices inappropriate as a basis for valuation). The Evaluator shall add to the Evaluation of such Security which is traded principally on a foreign securities exchange the amount of any commissions and relevant taxes associated with the acquisition of the Security. As used herein, the closing sale price is deemed to mean the most recent closing sale price on the relevant securities exchange at or immediately prior to the Evaluation Time. For each Evaluation, the Trustee shall also confirm and furnish to the Depositor the calculation of the Trust Evaluation to be computed pursuant to Section 6.01.

(c) After the initial offering period of Units of a Trust (as determined by the Depositor), Evaluation of the Securities shall be made in the manner described in Section 5.01(b), on the basis of the bid side value of the relevant currency exchange rate expressed in U.S. dollars and, except in those cases in which the Securities are listed on a national or foreign securities exchange and the last available sale prices are utilized, on the basis of the last available bid price of the Securities. In addition, the Evaluator may reduce the Evaluation of each Security which is principally traded outside of the United States by the amount of any liquidation costs (other than brokerage costs incurred on any national securities exchange) and any capital gains or other taxes which would be incurred by the Trust upon the sale of such Security, such taxes being computed as if the Security were sold on the date of the Evaluation.

20. The first paragraph of Section 6.01 is hereby amended and replaced in its entirety with the following:

Section 6.01. Trust Evaluation. As of the Evaluation Time (a) on the last Business Day of each year, (b) on the day on which any Unit is tendered for redemption and (c) on any other day desired by the Trustee or requested by the Depositor, the Trustee shall: add (i) all moneys on deposit in a Trust or moneys in the process of being collected from matured interest coupons or bonds matured or called for redemption prior to maturity (excluding (1) cash, cash equivalents or Letters of Credit deposited pursuant to Section 2.01 hereof for the purchase of Contract Securities, unless such cash or Letters of Credit have been deposited in the Income and Capital Accounts because of failure to apply such moneys to the purchase of Contract Securities pursuant to the provisions of Sections 2.01, 3.02 and 3.03 hereof and (2) amounts credited to the Reserve Account pursuant to Section 3.04 hereof), plus (ii) the aggregate Evaluation of all Securities (including Contract Securities and additional Securities for which purchase contracts have been entered into pursuant to the Depositor’s instructions pursuant to clause (ii) of the first sentence of Section 2.01(b), less the purchase price of such contracts) on deposit in such Trust (such Evaluation to be made on the basis of the aggregate underlying value of the Securities as determined in Section 5.01(b) for the purpose of computing Redemption Price of Units as set forth in Section 6.02 hereof), plus (iii) all other income from the Securities (including dividends receivable on the Equity Securities trading ex-dividend as of the date of such valuation and including interest accrued on the Fixed Income Securities not subject to collection and distribution) as of the Evaluation Time on the date of such Evaluation together with all other assets of such Trust. For each such computation there shall be deducted from the sum of the above (i) amounts representing any applicable taxes or charges payable out of the respective Trust and for which no deductions shall have previously been made for the purpose of addition to the Reserve Account, (ii) amounts representing estimated accrued expenses of such Trust including but not limited to unpaid fees and expenses of the Trustee, the Evaluator, the Supervisor, the Depositor and counsel, in each case as reported by the Trustee to the Depositor on or prior to the date of computation, (iii) amounts representing unpaid organization costs, (iv) if the Prospectus for a Trust provides that the Creation and Development Fee, if any, accrues on a daily basis, amounts representing unpaid accrued Creation and Development Fees, (v) if the Prospectus for a Trust provides that the deferred sales charge, if any, accrues on a daily basis, amounts representing unpaid accrued deferred sales charge, and (vi) any amounts identified by the Trustee, as of the date of such computation, as held for distribution to Unitholders of record as of an Income or Capital Account Record Date, or for payment of the Redemption Price of Units tendered, prior to such date. The resulting figure is herein called a “Trust Evaluation.” The value of the pro rata share of each Unit of the respective Trust determined on the basis of any such evaluation shall be referred to herein as the “Unit Value.” Amounts receivable by the Trust in foreign currency shall be reported to the Evaluator who shall convert the same to U.S. dollars based on current exchange rates, in the same manner as provided in Section 5.01(b) or 5.01(c), as applicable, for the conversion of the valuation of foreign Securities, and the Evaluator shall report such conversion with each Evaluation made pursuant to Section 5.01.

This Trust Agreement shall be deemed effective when executed and delivered by the Sponsor and the Trustee.

In Witness Whereof, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

Nuveen Securities, LLC

By /s/ John Browning

John Browning Managing Director

Nuveen Fund Advisors, LLC

By /s/ John Browning

John Browning Managing Director

The Bank of New York Mellon, Trustee

By  /s/ Thomas Balbone
Thomas Balbone, Vice President

Schedule A to Trust Agreement

Securities Initially Deposited

in

Nuveen Unit Investment Trust, Series 167

Incorporated herein by this reference and made a part hereof is the schedule set forth under “Trust Portfolio(s)” in the Prospectus for the Trust.